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                                                                   Exhibit 99(a)

                                  NEWS RELEASE

FOR IMMEDIATE RELEASE                                      Contact:  Mary Cusick
Aug. 5, 1999                                           800-272-7675/614-492-4920

              BOB EVANS FARMS ANNOUNCES MANAGEMENT SUCCESSION PLANS

COLUMBUS, Ohio -- Bob Evans Farms Inc. (NASDAQ: BOBE) today announced that Daniel E. Evans plans to step down as chief executive officer effective April 28, 2000, the end of the company's current fiscal year.

         The Bob Evans Farms board of directors presently intends to elect Stewart K. Owens, president and chief operating officer, to the CEO post, effective on the same date. Evans, 62, will continue as chairman of the board through April 2001 and, if nominated and elected, as a board member until age 70, the company's mandatory retirement age for directors. Owens is expected to become chairman of the board in April 2001.

         Evans commented, "I am very pleased to be in a position to turn the reins over to an executive with Stewart Owens' broad experience and detailed knowledge of both the food products and restaurant businesses. Stewart's leadership has been particularly valuable in the revitalization of our restaurant operations over the past few years. The board of directors and I agree that he is the best choice to lead our company going forward."

         "I am honored by the board's confidence in my capabilities," said Owens. "Dan Evans has been an excellent mentor, and I am looking forward to continuing to work with him to sustain the company's strong financial performance."

         Owens, 44, joined his family's business, Owens Country Sausage, a regional sausage company based in Richardson, Texas, before graduating from Southern Methodist University. In 1984, he became president of Owens Country Sausage, which was acquired by Bob Evans Farms in 1987. Owens was named executive vice president and chief operating officer of Bob Evans Farms in 1994, and president the following year.

         Evans, who joined the company in 1956, was elected chairman and CEO in l971, succeeding his father, Emerson E. Evans, who was the founding chairman in 1953. During Dan Evans' tenure as chairman of the board and chief executive officer, the company's sales have grown from $16 million which were generated primarily from sausage products, to an expected $1 billion in the current fiscal year, and its restaurant business has expanded from six Ohio locations to a position of national prominence in the family restaurant industry.

         Bob Evans Farms Inc. currently owns and operates 424 full-service, family restaurants principally in the East North Central, Mid-Atlantic and Southern United States. The company is also a leading producer of food products under the Bob Evans and Owens Country Sausage brand names.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995 The statements contained in this news release which are not historical fact are "forward-looking statements" that involve various important assumptions, risks, uncertainties and other factors which could cause the company's actual results for fiscal 2000 and beyond to differ materially from those expressed in such forward-looking statements. These important factors include, without limitation, changes in hog costs and the possibility of severe weather conditions where the company operates its restaurants, as well as other risks previously disclosed in the company's securities filings and press releases.